NEWS RELEASE

The Hartford Announces Fourth Quarter 2018 Financial Results And $1.0 Billion Share Repurchase Authorization; Also Provides 2019 Key Business Metrics Outlook

•
Fourth quarter 2018 income from continuing operations, after tax, totaled $196 million ($0.52 per diluted share1) compared with a loss from continuing operations, after tax, of $558 million ($1.56 per diluted share) in fourth quarter 2017, which included an $877 million charge related to U.S. corporate tax reform

•
Fourth quarter 2018 core earnings* of $284 million ($0.78 per diluted share*) decreased slightly from $293 million ($0.81 per diluted share) in fourth quarter 2017 as higher catastrophe losses in property and casualty (P&C) offset increased core earnings in Group Benefits and Hartford Funds and the benefit of a lower U.S. corporate tax rate in 2018

•
Full year 2018 income from continuing operations, after tax, totaled $1,485 million ($4.06 per diluted share1) compared with a loss from continuing operations, after tax, of $262 million ($0.72 per diluted share) in 2017. Full year 2018 core earnings grew 55% to $1,575 million ($4.33 per diluted share) from $1,014 million ($2.74 per diluted share) in 2017

•
Full year 2018 P&C combined ratio of 97.8 improved 2.2 points from 2017 due to a lower current accident year loss ratio before catastrophes and higher favorable prior accident year development (PYD); full year 2018 P&C underlying combined ratio* improved 1.0 point to 91.5

•	The Hartford also announced a share repurchase authorization of $1.0 billion, effective through Dec. 31, 2020

•	In addition, the company provided its outlook for 2019 key business metric ranges for Commercial Lines and Personal Lines combined ratios and Group Benefits margins

[1] Calculated based on $190 million and $1,479 million of income from continuing operations available to common shareholders, after tax, for the three and twelve month periods ended Dec. 31, 2018, respectively

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

HARTFORD, Conn., Feb 4, 2019 – The Hartford (NYSE: HIG) reported fourth quarter 2018 income from continuing operations, after tax, of $196 million compared with a loss from continuing operations, after tax, of $558 million in fourth quarter 2017, which included an $877 million charge for the effect on the company's net deferred tax assets of the reduction in the U.S. corporate tax rate from 35% in 2017 to 21% in 2018. Fourth quarter 2018 income from continuing operations, after tax, was $0.52 per diluted share1 versus a loss from continuing operations, after tax, of $1.56 per diluted share in fourth quarter 2017.

Fourth quarter 2018 net income included catastrophe losses of $361 million, before tax ($285 million, after tax), more than twice fourth quarter 2017 current accident year catastrophe losses of $179 million, before tax ($116 million, after tax). In addition, fourth quarter 2018 had net realized capital losses of $172 million, before tax ($136 after tax), compared with net realized capital gains of $60 million, before tax ($39 million, after tax), in fourth quarter 2017. Net realized capital losses in 2018 primarily reflect the change in accounting effective Jan. 1, 2018 for the recognition of the change in the fair value of equity securities in net realized capital gains (losses) that were recognized in accumulated other comprehensive income (AOCI) in 2017 and prior years. Fourth quarter 2018 income from continuing operations, after tax, also included a $52 million tax benefit due to a reduction in the sequestration fee payable on anticipated refunds of alternative minimum tax credits.

Core earnings of $284 million, or $0.78 per diluted share, in fourth quarter 2018 decreased slightly from $293 million, or $0.81 per diluted share, in fourth quarter 2017 as higher P&C catastrophe losses in fourth quarter 2018 largely offset higher core earnings in Group Benefits and Hartford Funds, a lower U.S. corporate tax rate, better Commercial Lines underlying underwriting results*, and higher net investment income in P&C and Corporate.

The company also announced a $1.0 billion share repurchase authorization, effective through Dec. 31, 2020. Based on projected holding company resources, the company expects to use a portion of this authorization in 2019 but anticipates using the majority of the program in 2020.

“The Hartford had another great year in 2018, with many important accomplishments and excellent financial results," stated The Hartford’s Chairman and CEO Christopher Swift. "Even with elevated catastrophe losses, net income and core earnings were strong, and our net income and core earnings ROE2 were 13.7 percent and 11.6 percent, respectively.”
The Hartford’s President Doug Elliot said, “2018 was an excellent year for our P&C and Group Benefits businesses. Each is delivering strong underwriting and financial performance, and operationally we continue to achieve aggressive targets on our major initiatives. Commercial Lines had an outstanding result with a 92.6% combined ratio. In Personal Lines, 2018 results swung to a loss due to higher catastrophe losses, but underlying underwriting results and new business continued to improve. Group Benefits had outstanding results, with better than expected disability incidence and a strong contribution from the 2017 acquisition. We remain focused on delivering strong results in P&C and Group Benefits, including margins and top line growth.”
Swift continued, "With excellent financial results and expected excess capital generation, we are pleased to announce a new share repurchase authorization, totaling $1.0 billion, for use through year-end 2020. We also announced today the future operating model for Commercial Lines, including the Global Specialty business, to be formed upon closing the Navigators acquisition, which is expected in late March or April. We’re excited about the opportunities we see to create long-term shareholder value through strong operating performance, continued earnings growth, and disciplined capital management."
[1] Calculated based on $190 million of income from continuing operations available to common shareholders, after tax, for the three month period ended Dec. 31, 2018
[2] Net income ROE represents net income (loss) available to common stockholders ROE

FINANCIAL RESULTS SUMMARY

($ in millions except per share data)	Three Months Ended			Year Ended
	Dec 31 2018	Dec 31 2017	Change¹	Dec 31 2018	Dec 31 2017	Change¹
Net income (loss) by segment:
Commercial Lines	$253	$286	(12)%	$1,212	$865	40%
Personal Lines	(178)	(74)	(141)%	(32)	(9)	NM
P&C Other Operations	(16)	7	NM	15	69	(78)%
Property & Casualty	59	219	(73)%	1,195	925	29%
Group Benefits	113	109	4%	340	294	16%
Hartford Funds	36	33	9%	148	106	40%
Sub-total	208	361	(42)%	1,683	1,325	27%
Corporate	(12)	(4,064)	100%	124	(4,456)	NM
Net income (loss)	$196	$(3,703)	NM	$1,807	$(3,131)	NM
Less: Income from discontinued operations, net of tax	—	(3,145)	100%	$322	$(2,869)	NM
Income (loss) from continuing operations, net of tax	$196	$(558)	NM	$1,485	$(262)	NM
Less: Net realized capital gains (losses), excluded from core earnings, before tax	(175)	59	NM	(118)	160	NM
Less: Loss on extinguishment of debt, before tax	—	—	—%	(6)	—	NM
Less: Integration and transaction costs associated with acquired business, before tax	(12)	(17)	29%	(47)	(17)	(176)%
Less: Income tax benefit (expense), including amounts related to before tax items excluded from core earnings	93	(893)	NM	75	(669)	NM
Less: Pension settlement, before tax	—	—	—%	—	(750)	100%
Less: Preferred stock dividends	6	—	NM	6	—	NM
Core earnings	$284	$293	(3)%	$1,575	$1,014	55%
Income (loss) available to common stockholders	$190	$(3,703)	NM	$1,801	$(3,131)	NM
Weighted average diluted common shares outstanding	364.0	363.9	—%	364.1	370.5	(2)%
Income (loss) from continuing operations available to common stockholders per diluted share[2]	$0.52	$(1.56)	NM	$4.06	$(0.72)	NM
Net income (loss) available to common stockholders per diluted share[2]	$0.52	$(10.37)	NM	$4.95	$(8.61)	NM
Core earnings per diluted share[2]	$0.78	$0.81	(4)%	$4.33	$2.74	58%
Select financial measures:
Common shares outstanding and dilutive potential common shares	364.1	363.6	—%	364.1	363.6	—%
Book value per diluted share	$35.06	$37.11	(6)%	$35.06	$37.11	(6)%

Book value per diluted share (excluding AOCI)*	$39.40	$35.29	12%	$39.40	$35.29	12%
Net income (loss) available to common stockholders ROE[3], last 12-months	13.7%	(20.6)%	34.3	13.7%	(20.6)%	34.3
Core earnings ROE[3], last 12-months*	11.6%	6.7%	4.9	11.6%	6.7%	4.9

[1]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

[2]
Includes dilutive potential common shares; for income (loss) from continuing operations available to common stockholders per diluted share, the numerator is income from continuing operations, after tax, less preferred dividends

[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI

2018 FINANCIAL RESULTS

Full year 2018 income from continuing operations, after tax, totaled $1,485 million ($4.06 per diluted share1) compared with a loss of $262 million ($0.72 per diluted share) in 2017, which included the $877 million, after tax, charge related to the reduction in the U.S. corporate tax rate and a $488 million, after tax, pension settlement charge. Full year 2018 income from continuing operations, after tax, included net realized capital losses of $88 million, after tax, compared with 2017 net realized capital gains of $107 million, after tax.

Full year 2018 core earnings were $1,575 million ($4.33 per diluted share), up 55% from $1,014 million ($2.74 per diluted share) in full year 2017. In addition to the favorable impact of a lower U.S. corporate tax rate, 2018 core earnings reflected strong growth in income before income taxes for Commercial Lines, Group Benefits and Hartford Funds, offset in part by lower income in P&C Other Operations and Personal Lines. Commercial Lines underwriting gain* rose to $525 million, before tax, from $188 million, before tax, in 2017 due to a 28% reduction in current accident year catastrophe losses and $200 million of favorable PYD, compared with $22 million of favorable PYD, before tax, in 2017. Group Benefits growth was driven by a 52% increase in earned premiums and fee income and 24% growth in net investment income, largely due to the fourth quarter 2017 acquisition, as well as a lower total loss ratio driven, in part, by favorable incidence trends, mostly related to the 2017 incurral year, and a lower expense ratio. Despite a 9% decrease in Dec. 31 2018 assets under management (AUM) from the prior year end, Hartford Funds core earnings rose 37% driven by the lower U.S. corporate tax rate and increased fee income due to higher average daily AUM. Personal Lines had full year 2018 core losses of $28 million compared with core earnings of $13 million in 2017, due principally to higher current accident year catastrophe losses, which rose 21% in the segment to $546 million, before tax, from $453 million, before tax, in 2017. Total P&C catastrophe losses in 2018 were down slightly to $821 million, before tax, from $836 million, before tax in 2017.

[1] Calculated based on $1,479 million of income from continuing operations available to common shareholders, after tax, for the year ended Dec. 31, 2018

2019 KEY BUSINESS METRICS OUTLOOK
The Hartford also announced its outlook for several 2019 key business metrics. The company does not provide an outlook for consolidated net income or core earnings. The key business metrics shown below are management estimates based on business, competitive, capital market, catastrophe and other assumptions. The outlook does not include any anticipated impact from the acquisition of The Navigators Group, Inc. (Navigators), which is expected to close in late March or April 2019.

Actual 2019 results are subject to unusual or unpredictable items such as weather or catastrophe losses, change in loss frequency and severity, regulatory changes or assessments, PYD, capital markets or investment results and other factors that are not within management's control. The company has frequently experienced unusual or unpredictable changes in revenues, expenses or other items that were not anticipated in prior outlooks. The table below presents the 2019 key business metrics compared with 2018 actual results.

Key Business Metrics ($ in millions)	2018 Actual	2019 Outlook Range
Commercial Lines combined ratio [1][2]	92.6	94.5 - 96.5
Commercial Lines underlying combined ratio	91.5	91.0 - 93.0
Personal Lines combined ratio [1][2]	106.3	97.5 - 99.5
Personal Lines underlying combined ratio	91.2	91.0 - 93.0
P&C current accident year catastrophe loss ratio [1]	7.9	4.2
Group Benefits net income margin [3] [4]	5.6%	5.5% - 6.5%
Group Benefits core earnings margin* [4]	7.0%	6.0% - 7.0%
[1] 2019 combined ratio metrics include an estimated consolidated P&C current accident year catastrophe loss ratio of 4.2 points, comprised of 3.0 points in Commercial Lines and 6.5 points in Personal Lines; actual 2019 catastrophes are likely to be different and will fluctuate quarterly due to seasonal variations
[2] Commercial Lines combined ratio range includes an estimated 0.5 points for accretion of discount on workers' compensation reserves as PYD. Personal Lines does not include any estimated PYD
[3] Group Benefits 2019 net income margin outlook includes integration costs of $35 million, after tax, compared with $37 million, after tax, in 2018
[4] Group Benefits 2019 outlook includes amortization of intangibles of $30 million to $35 million, after tax, compared with $47 million, after tax, in 2018. Includes an estimated 6% annualized yield on LPs compared with 19% in 2018; actual results are likely to be different and will fluctuate quarterly

The Hartford's key business metrics outlook for 2019 reflects the company’s goal to maintain, and improve where possible, strong margins and revenue growth. Subject to the cautionary language in the immediately preceding paragraph, the 2019 outlook assumes a reduced catastrophe loss ratio of 4.2 points, down from 7.9 points in 2018 and 2017 and more consistent with the ten year average, and a 6% annualized investment yield, before tax, on LPs in the Group Benefits investment portfolio, compared with 19% in 2018.

2018 BOOK VALUE AND ROE

Book value per diluted share of $35.06 as of Dec. 31, 2018 declined 6% from $37.11 at Dec. 31, 2017 due to the impact of higher interest rates and wider credit spreads on unrealized capital gains (losses) and the removal of AOCI related to Talcott Resolution, the company's run-off life and annuity business, upon the closing of the sale of that business in May 2018. Book value per diluted share (excluding AOCI) of $39.40 as of Dec. 31, 2018 increased 12% from $35.29 as of Dec. 31, 2017 largely due to 2018 net income exceeding common stock dividends of $393 million during 2018.

Net income available to common stockholders ROE, which is calculated on a 12-month trailing basis, was 13.7% in fourth quarter 2018 compared with a fourth quarter 2017 net loss available to common stockholders ROE of 20.6%. Full year 2017 net loss included a $2.9 billion loss from discontinued operations, after tax, from Talcott Resolution, the $877 million charge due to a reduction in U.S. corporate tax rates, and a $488 million, after tax, pension settlement charge.

Core earnings ROE was 11.6% in fourth quarter 2018, up 4.9 points from 6.7% in fourth quarter 2017 primarily due to the 55% increase in core earnings over the prior year.

SELECT INVESTMENT PORTFOLIO DATA

($ in millions)	Three Months Ended			Year Ended
	Dec 31 2018	Dec 31 2017	Change	Dec 31 2018	Dec 31 2017	Change
Net investment income	$457	$394	16%	$1,780	$1,603	11%
Annualized investment yield, before tax, excluding limited partnerships and other alternative investments (LPs)*	3.7%	3.7%	—	3.7%	3.7%	—
Annualized LP yield, before tax	11.6%	7.3%	4.3	13.2%	12.0%	1.2
Annualized investment yield, after tax	3.3%	2.8%	0.5	3.3%	3.0%	0.3
P&C net investment income	$308	$281	10%	$1,242	$1,196	4%
P&C annualized investment yield, before tax, excluding LPs*	3.7%	3.7%	—	3.7%	3.8%	(0.1)
P&C annualized investment yield, after tax	3.3%	2.8%	0.5	3.4%	3.0%	0.4
Group Benefits net investment income	$121	$103	17%	$474	$381	24%
Group Benefits annualized investment yield, before tax, excluding LPs*	3.9%	3.7%	0.2	3.9%	4.0%	(0.1)
Group Benefits annualized investment yield, after tax	3.4%	2.8%	0.6	3.4%	3.1%	0.3

FOURTH QUARTER AND FULL YEAR 2018 INVESTMENT RESULTS

Fourth quarter 2018 consolidated net investment income rose 16% to $457 million, before tax, from $394 million, before tax, in fourth quarter 2017. The growth was primarily driven by higher invested assets in Group Benefits, driven by the acquisition, and in Corporate, from proceeds from the sale of Talcott Resolution. Also contributing to the increase in net investment income were higher income and yields on LPs in the quarter and higher reinvestment rates of 4.3%, up 1.0 point compared with fourth quarter 2017. Fourth quarter 2018 investment income from LPs of $48 million, before tax

(11.6% annualized investment yield), was up from $29 million, before tax (7.3% annualized investment yield), in fourth quarter 2017. Reflecting a generally benign credit environment, there were no net impairment losses in the quarter, compared with $4 million in fourth quarter 2017.

The annualized investment yield, before tax, excluding LPs, was 3.7% in fourth quarter 2018, level with 3.7% in fourth quarter 2017. P&C investment yield, before tax, excluding LPs, was also 3.7% in fourth quarter 2018, level with 3.7% in fourth quarter 2017.     The Group Benefits annualized investment yield, before tax, excluding LPs, increased to 3.9% from 3.7% in fourth quarter 2017, reflecting repositioning of that portfolio since the November 2017 acquisition.

The annualized investment yield, after tax, for both the consolidated and P&C portfolios was 3.3% in fourth quarter 2018, up from 2.8% in fourth quarter 2017, and was 3.4%, after tax, for the Group Benefits portfolio in fourth quarter 2018, up from 2.8% in fourth quarter 2017. The increase in the annualized investment yield, after tax, for the consolidated, P&C and Group Benefits portfolios reflected a lower U.S. corporate tax rate in 2018 compared with 2017.

Full year 2018 consolidated net investment income increased 11% over full year 2017 to $1,780 million due principally to a higher level of invested assets as a result of the fourth quarter 2017 Group Benefits acquisition and proceeds from the sale of Talcott Resolution being held at the holding company. Investment income from LPs of $205 million, before tax (13.2% annualized investment yield), for full year 2018 was up from $174 million, before tax (12.0% annualized investment yield), in 2017.

The annualized investment yield, before tax, for the consolidated portfolio was 4.0% in 2018, stable with full year 2017. The annualized investment yield, after tax, increased to 3.3% from 3.0% in 2017 due to a lower U.S. corporate tax rate in 2018. Reflecting a generally benign credit environment, 2018 net impairment losses totaled $1 million, before tax, compared with $8 million, before tax, in 2017.

FOURTH QUARTER 2018 SEGMENT FINANCIAL RESULTS SUMMARY

	Three Months Ended			Year Ended
($ in millions)	Dec 31 2018	Dec 31 2017	Change¹	Dec 31 2018	Dec 31 2017	Change¹
Core earnings (losses)
P&C segments:
Commercial Lines	$337	$282	20%	$1,245	$825	51%
Personal Lines	(166)	(46)	NM	(28)	13	NM
P&C Other Operations	(15)	4	NM	13	61	(79)%
Property & Casualty	156	240	(35)%	1,230	899	37%
Group Benefits	136	67	103%	427	234	82%
Hartford Funds	38	37	3%	151	110	37%
Sub-total	330	344	(4)%	1,808	1,243	45%
Corporate	(46)	(51)	10%	(233)	(229)	(2)%
Total	$284	$293	(3)%	$1,575	$1,014	55%
Select business metrics:
Commercial Lines
Combined ratio	90.7	89.9	0.8	92.6	97.3	(4.7)
Impact of catastrophes and PYD on combined ratio	(1.0)	(3.2)	2.2	1.1	5.3	(4.2)
Underlying combined ratio	91.7	93.0	(1.3)	91.5	92.0	(0.5)
Personal Lines
Combined ratio	130.3	112.5	17.8	106.3	104.2	2.1
Impact of catastrophes and PYD on combined ratio	37.5	19.3	18.2	15.2	11.3	3.9
Underlying combined ratio	92.8	93.1	(0.3)	91.2	93.0	(1.8)
Group Benefits
Loss ratio	72.6%	76.1%	(3.5)	75.3%	76.1%	(0.8)
Expense ratio	24.1%	25.0%	(0.9)	24.0%	25.7%	(1.7)
Net income margin	7.5%	8.4%	(0.9)	5.6%	7.2%	(1.6)
Core earnings margin	8.9%	5.2%	3.7	7.0%	5.8%	1.2
Hartford Funds
Mutual fund and exchange-traded products (ETP) net flows	$(1,682)	$(127)	NM	$(286)	$3,402	NM
Total Hartford Funds assets under management	$104,840	$115,350	(9)%	$104,840	$115,350	(9)%

Commercial Lines

•
Commercial Lines net income of $253 million declined 12% from $286 million in fourth quarter 2017 primarily due to net realized capital losses of $84 million, after tax, in fourth quarter 2018 compared with net realized capital gains of $31 million, after tax in fourth quarter 2017

•
Core earnings of $337 million increased 20% from $282 million in fourth quarter 2017 due to a lower U.S. corporate tax rate and higher net investment income, partially offset by a modestly lower underwriting gain. Net investment income rose 10% due to higher average invested asset levels and higher income on LPs

•
The underwriting gain of $168 million declined modestly from $176 million in fourth quarter 2017. The principal driver of the decrease was current accident year catastrophe losses of $37 million, before tax, in fourth quarter 2018 compared with a $21 million, before tax, net benefit from current accident year catastrophes in fourth quarter 2017 as a result of anticipated reinsurance recoveries on 2017 catastrophe losses at that time and favorable development on third quarter 2017 hurricane loss estimates. The impact of higher catastrophe losses was partially offset by a $19 million decrease in policyholder dividends and an increase in net favorable PYD to $55 million from $34 million in fourth quarter 2017

•
The combined ratio of 90.7 increased 0.8 point from 89.9 in fourth quarter 2017 principally due to higher catastrophe losses, which were largely offset by lower policyholder dividends and higher net favorable PYD

`

◦
Current accident year catastrophe losses, primarily from Hurricane Michael and California wildfires, contributed 2.0 points to the fourth quarter 2018 combined ratio. In fourth quarter 2017, current accident year catastrophe losses had a net positive impact of 1.2 points

◦
Net favorable PYD benefited the combined ratio by 3.0 points compared with a benefit of 2.0 points in fourth quarter 2017. Net favorable PYD in fourth quarter 2018 was primarily due to lower estimated workers' compensation medical severity for accident years 2011 to 2016 and shorter claims duration

•	The underlying underwriting gain* of $150 million improved 24% from $121 million in fourth quarter 2017 and the underlying combined ratio of 91.7 was 1.3 points better than in fourth quarter 2017

◦	Small Commercial underlying combined ratio improved 1.6 points to 86.2 driven by improvements in general liability and auto, partially offset by higher non-catastrophe property losses

◦	Middle Market underlying combined ratio improved 1.2 points to 97.7 due to lower policyholder dividends and lower underwriting expenses, partially offset by higher non-catastrophe property losses

◦	Specialty Commercial underlying combined ratio of 98.0 was 1.6 points better than fourth quarter 2017 primarily due to a lower expense ratio

Commercial Lines written premiums of $1.8 billion were up 4% from fourth quarter 2017 primarily due to Small Commercial and Middle Market

◦
Small Commercial written premiums increased 3% from fourth quarter 2017 driven by 6% growth in new business, largely from the Foremost renewal rights agreement that was effective in July 2018, and stable retention, partially offset by lower renewal premiums in workers' compensation

◦
Middle Market written premiums increased 7% from fourth quarter 2017 due to new business growth over the past year and stable retention. Growth was led by general liability, auto, and property premiums

◦
Specialty Commercial written premiums were up 1% compared with fourth quarter 2017 as increases in financial products and bond were mostly offset by a decline in national accounts due to lower retention and lower new business

Personal Lines

•
Personal Lines net loss of $178 million and core losses of $166 million both significantly increased from fourth quarter 2017 due to a $124 million, before tax, increase in current accident year catastrophe losses

•
The underwriting loss of $253 million increased from an underwriting loss of $113 million in fourth quarter 2017 and the combined ratio of 130.3 increased 17.8 points from 112.5 in fourth quarter 2017 primarily due to a 16.7 point increase in current accident year catastrophe losses (38.8 points on the combined ratio compared with 22.1 points in fourth quarter 2017), a 1.5 point increase in the expense ratio to 25.6, and a 1.5 point decline in net favorable PYD, partially offset by a 1.9 point improvement in the current accident year loss and loss adjustment expense ratio before catastrophes to 67.2

•
Current accident year catastrophe losses, largely related to two major California wildfires, totaled $324 million, before tax, up from $200 million, before tax in fourth quarter 2017. Current accident year catastrophe losses in fourth quarter 2018 included an estimated reinsurance recoverable of $54 million under the company's property catastrophe aggregate reinsurance treaty

•	Net favorable PYD of $11 million from both auto and homeowners compared with net favorable PYD of $25 million in fourth quarter 2017, largely from homeowners

•
The underlying underwriting gain was $60 million, down slightly from $62 million in fourth quarter 2017 and the underlying combined ratio of 92.8 was 0.3 points lower than fourth quarter 2017 due to earned pricing increases in both auto and homeowners and lower non-catastrophe losses in homeowners, largely offset by a higher total expense ratio

•
The auto combined ratio increased 1.2 points to 102.9 from 101.7 in fourth quarter 2017 due to a higher expense ratio and higher current accident year catastrophe losses, partially offset by an increase in net favorable PYD. The auto underlying combined ratio of 103.6 was 1.9 points higher than in fourth quarter 2017 due to the higher expense ratio

•
The homeowners combined ratio deteriorated to 194.3 from 137.4 in fourth quarter 2017 due to the higher level of 2018 catastrophe losses. The homeowners underlying combined ratio was 68.7, a 4.1 point improvement over fourth quarter 2017 primarily due to earned pricing and lower non-catastrophe fire and non-weather water losses, offset in part by a higher expense ratio

•
Personal Lines written premiums of $758 million declined 8% from fourth quarter 2017, as growth in new business premiums did not offset the decrease in renewal premium. In fourth quarter 2018, new business premium of $57 million rose $13 million, or 30%, over fourth quarter 2017, reflecting the impact of the company's increased marketing efforts. Auto new business premium rose 23% over fourth quarter 2017

Group Benefits

•
Group Benefits net income of $113 million grew slightly from $109 million in fourth quarter 2017, which included a $52 million tax benefit. In addition, net realized capital losses of $21 million, before tax, in fourth quarter 2018 compared with net realized capital gains of $4 million, before tax, in fourth quarter 2017

•
The net income margin declined to 7.5% from 8.4% in fourth quarter 2017 in large part due to the tax benefit that favorably impacted fourth quarter 2017 results as well as net realized capital losses in fourth quarter 2018

•
Core earnings were $136 million, up 102% from $67 million in fourth quarter 2017 primarily due to higher premiums and net investment income as a result of the acquisition as well as lower loss and expense ratios and a lower U.S. corporate tax rate

•
Fully insured ongoing premiums, excluding buyouts, of $1.4 billion increased 17% from $1.2 billion in fourth quarter 2017 due to the acquisition, which closed on Nov. 1, 2017, as well as strong sales and persistency during full year 2018. Fully insured ongoing sales, excluding buyouts, of $61 million decreased 41% from $103 million in fourth quarter 2017, which included a very large new account sale

•	The total loss ratio of 72.6% improved 3.5 points from fourth quarter 2017 due to better group disability and group life loss ratios

◦
The 5.4 point decrease in the group disability loss ratio from fourth quarter 2017 was due to continued favorable incidence trends, mostly related to the 2017 incurral year. Recoveries in fourth quarter 2018 remained strong and consistent with fourth quarter 2017

◦
The 1.4 point decrease in the group life loss ratio from fourth quarter 2017 was due to better mortality experience, offset partially by the higher loss ratio on the acquired book of business, which only impacted two months in fourth quarter 2017. The group life loss ratio in fourth quarter 2018 benefited, in part, from favorable prior incurral year development for the 2017 incurral year

•	The expense ratio of 24.1% decreased 0.9 points from fourth quarter 2017 reflecting higher revenues to cover fixed costs and expense synergies achieved since the acquisition

Hartford Funds

•
Hartford Funds, the new name for the company's mutual funds segment, reported net income of $36 million and core earnings of $38 million, up from $33 million and $37 million, respectively, in fourth quarter 2017 largely due to the lower U.S. corporate tax rate, partially offset by lower fee income due to the 2% decrease in average daily assets under management compared with fourth quarter 2017

•	Hartford Funds AUM at Dec. 31, 2018 declined to $105 billion, down 9% from Dec. 31, 2017, primarily due to a decline in equity and bond market values

•
Mutual fund and ETP net outflows totaled $1.7 billion in fourth quarter 2018, compared with net outflows of $0.1 billion in fourth quarter 2017. Over the past four quarters, mutual fund and ETP net outflows totaled $0.3 billion, as strong net flows in the first three quarters of 2018 were more than offset by high redemptions in fourth quarter 2018

Corporate

•
Corporate net loss was $12 million compared with a net loss of $4.1 billion in fourth quarter 2017. The net loss in fourth quarter 2017 was primarily due to a $3.1 billion loss on discontinued operations and an $877 million income tax expense due to the effect of the reduction in the U.S. corporate tax rate effective on net deferred tax assets

•
Core losses were $46 million, down from core losses of $51 million in fourth quarter 2017 due to higher net investment income and lower interest expense, partially offset by the impact of a lower U.S. corporate tax rate

◦
Net investment income of $26 million, before tax, increased significantly from $9 million, before tax in fourth quarter 2017 due to higher average invested assets, including proceeds from the sale of Talcott Resolution, and higher short-term interest rates

◦	Corporate core losses included $6 million, after tax, of expenses formerly allocated to Talcott Resolution

◦	Corporate core losses also included $6, after tax, of income related to the company's 9.7% equity ownership in Talcott Resolution

•
On Nov. 6, 2018, The Hartford issued $345 million of 6.0% non-cumulative perpetual preferred stock, which had declared dividends of $6 million during fourth quarter 2018; the proceeds of this offering were used to repay a portion of the $413 million of senior notes that matured on Jan. 15, 2019

CONFERENCE CALL
The Hartford will discuss its fourth quarter 2018 financial results on a webcast at 9 a.m. EST on Tuesday, Feb. 5, 2019. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Dec. 31, 2018, and the Fourth Quarter 2018 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

ABOUT THE HARTFORD
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts	Investor Contacts
Michelle Loxton	Sabra Purtill, CFA
860-547-7413	860-547-8691
michelle.loxton@thehartford.com	sabra.purtill@thehartford.com

Matthew Sturdevant	Sean Rourke
860-547-8664	860-547-5688
matthew.sturdevant@thehartford.com	sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2018
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$1,806	$835	$—	$1,356	$—	$—	$3,997
Fee income	8	10	—	44	246	11	319
Net investment income	247	39	22	121	2	26	457
Other revenues	1	18	—	—	—	13	32
Net realized capital losses	(106)	(17)	(9)	(21)	(3)	(16)	(172)
Total revenues	1,956	885	13	1,500	245	34	4,633
Benefits, losses, and loss adjustment expenses	1,016	874	38	1,016	—	2	2,946
Amortization of DAC	268	66	—	12	4	—	350
Insurance operating costs and other expenses	363	174	4	325	196	24	1,086
Interest expense	—	—	—	—	—	70	70
Amortization of other intangible assets	1	1	—	12	—	—	14
Total benefits and expenses	1,648	1,115	42	1,365	200	96	4,466
Income (loss) before income taxes	308	(230)	(29)	135	45	(62)	167
Income tax expense (benefit)	55	(52)	(13)	22	9	(50)	(29)
Income (loss) from continuing operations, after tax	253	(178)	(16)	113	36	(12)	196
Income from discontinued operations, after tax	—	—	—	—	—	—	—
Net income (loss)	253	(178)	(16)	113	36	(12)	196
Preferred stock dividends	—	—	—	—	—	6	6
Net income (loss) available to common stockholders	253	(178)	(16)	113	36	(18)	190
Less: Net realized capital losses, excluded from core earnings, before tax	(108)	(17)	(9)	(22)	(3)	(16)	(175)
Less: Integration and transaction costs associated with acquired business, before tax	—	—	—	(12)	—	—	(12)
Less: Income tax benefit	24	5	8	11	1	44	93
Core earnings (losses)	$337	$(166)	$(15)	$136	$38	$(46)	$284

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2017
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$1,734	$905	$—	$1,162	$—	$—	$3,801
Fee income	9	11	—	34	257	2	313
Net investment income	225	34	22	103	1	9	394
Other revenues	—	19	—	—	—	—	19
Net realized capital gains (losses)	47	6	4	4	—	(1)	60
Total revenues	2,015	975	26	1,303	258	10	4,587
Benefits, losses, and loss adjustment expenses	935	800	17	910	—	30	2,692
Amortization of DAC	255	73	—	9	5	—	342
Insurance operating costs and other expenses	376	169	2	298	197	—	1,042
Interest expense	—	—	—	—	—	78	78
Amortization of other intangible assets	1	1	—	9	—	—	11
Total benefits and expenses	1,567	1,043	19	1,226	202	108	4,165
Income (loss) before income taxes	448	(68)	7	77	56	(98)	422
Income tax expense (benefit)	162	6	—	(32)	23	821	980
Income (loss) from continuing operations, after tax	286	(74)	7	109	33	(919)	(558)
Loss from discontinued operations, after tax	—	—	—	—	—	(3,145)	(3,145)
Net income (loss)	286	(74)	7	109	33	(4,064)	(3,703)
Less: Net realized capital gains (losses), excluded from core earnings, before tax	45	7	4	4	—	(1)	59
Less: Integration and transaction costs associated with acquired business, before tax	—	—	—	(17)	—	—	(17)
Less: Income tax benefit (expense)	(41)	(35)	(1)	55	(4)	(867)	(893)
Less: Loss from discontinued operations, after tax	—	—	—	—	—	(3,145)	(3,145)
Core earnings (losses)	$282	$(46)	$4	$67	$37	$(51)	$293

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2018
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$7,047	$3,399	$—	$5,423	$—	$—	$15,869
Fee income	34	40	—	175	1,032	32	1,313
Net investment income	997	155	90	474	5	59	1,780
Other revenues	—	84	—	—	—	21	105
Net realized capital losses	(43)	(7)	(4)	(47)	(4)	(7)	(112)
Total revenues	8,035	3,671	86	6,025	1,033	105	18,955
Benefits, losses, and loss adjustment expenses	4,112	2,763	65	4,214	—	11	11,165
Amortization of DAC	1,048	275	—	45	16	—	1,384
Insurance operating costs and other expenses	1,392	680	13	1,282	831	83	4,281
Interest expense	—	—	—	—	—	298	298
Amortization of other intangible assets	4	4	—	60	—	—	68
Loss on extinguishment of debt	—	—	—	—	—	6	6
Total benefits and expenses	6,556	3,722	78	5,601	847	398	17,202
Income (loss) before income taxes	1,479	(51)	8	424	186	(293)	1,753
Income tax benefit (expense)	267	(19)	(7)	84	38	(95)	268
Income (loss) from continuing operations, after tax	1,212	(32)	15	340	148	(198)	1,485
Income from discontinued operations, after tax	—	—	—	—	—	322	322
Net income (loss)	1,212	(32)	15	340	148	124	1,807
Preferred stock dividends	—	—	—	—	—	6	6
Net income (loss) available to common stockholders	1,212	(32)	15	340	148	118	1,801
Less: Net realized capital losses, excluded from core earnings, before tax	(46)	(7)	(4)	(51)	(4)	(6)	(118)
Less: Integration and transaction costs associated with acquired business, before tax	—	—	—	(47)	—	—	(47)
Less: Loss on extinguishment of debt, before tax	—	—	—	—	—	(6)	(6)
Less: Income tax benefit	13	3	6	11	1	41	75
Less: Income from discontinued operations, after tax	—	—	—	—	—	322	322
Core earnings (losses)	$1,245	$(28)	$13	$427	$151	$(233)	$1,575

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2017
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$6,865	$3,690	$—	$3,586	$—	$—	$14,141
Fee income	37	44	—	91	992	4	1,168
Net investment income	949	141	106	381	3	23	1,603
Other revenues	—	85	—	—	—	—	85
Net realized capital gains (losses)	103	15	14	34	—	(1)	165
Total revenues	7,954	3,975	120	4,092	995	26	17,162
Benefits, losses, and loss adjustment expenses	4,322	3,000	18	2,803	—	31	10,174
Amortization of DAC	1,009	309	—	33	21	—	1,372
Insurance operating costs and other expenses	1,380	645	9	915	805	59	3,813
Interest expense	—	—	—	—	—	316	316
Amortization of other intangible assets	1	4	—	9	—	—	14
Pension settlements	—	—	—	—	—	750	750
Total benefits and expenses	6,712	3,958	27	3,760	826	1,156	16,439
Income (loss) before income taxes	1,242	17	93	332	169	(1,130)	723
Income tax expense	377	26	24	38	63	457	985
Income (loss) from continuing operations, after tax	865	(9)	69	294	106	(1,587)	(262)
Loss from discontinued operations, after tax	—	—	—	—	—	(2,869)	(2,869)
Net income (loss)	865	(9)	69	294	106	(4,456)	(3,131)
Less: Net realized capital gains (losses), excluded from core earnings, before tax	100	16	14	31	—	(1)	160
Less: Integration and transaction costs associated with acquired business, before tax	—	—	—	(17)	—	—	(17)
Less: Pension settlement, before tax	—	—	—	—	—	(750)	(750)
Less: Income tax benefit (expense)	(60)	(38)	(6)	46	(4)	(607)	(669)
Less: Loss from discontinued operations, after tax	—	—	—	—	—	(2,869)	(2,869)
Core earnings (losses)	$825	$13	$61	$234	$110	$(229)	$1,014

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2018, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments is the annualized net investment income on a Consolidated, P&C or Group Benefits level excluding limited partnerships and other alternative investments divided by such monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments.

	Three Months Ended
	Dec 31 2018	Dec 31 2017	Dec 31 2018	Dec 31 2017	Dec 31 2018	Dec 31 2017
	Consolidated		P&C		Group Benefits
Annualized investment yield	4.0%	3.8%	4.0%	3.8%	4.2%	3.8%
Less: Impact on annualized investment yield of limited partnerships and other alternative investments	0.3%	0.1%	0.3%	0.1%	0.3%	0.1%
Annualized investment yield excluding limited partnerships and other alternative investments	3.7%	3.7%	3.7%	3.7%	3.9%	3.7%

Book value per diluted share (excluding AOCI) is calculated based upon non-GAAP financial measures. It is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes it is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share, including AOCI to book value per diluted share (excluding AOCI) is set forth below.

	As of
	Dec 31 2018	Dec 31 2017	Change
Book value per diluted share	$35.06	$37.11	(6%)
Less: Per diluted share impact of AOCI	$(4.34)	$1.82	NM
Book value per diluted share (excluding AOCI)	$39.40	$35.29	12%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring and other costs, integration and transaction costs in connection with an acquired business, pension settlements, loss on extinguishment of debt, gains and losses on reinsurance transactions, income tax benefit from reduction in deferred income tax valuation allowance, impact of tax reform on net deferred tax assets, and results of discontinued operations. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax) that tend to be highly variable from period to period based on capital market conditions.
The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Results from discontinued operations are excluded from core earnings for businesses held for sale because such results could obscure trends in our ongoing businesses that are valuable to our investors' ability to assess the company's financial performance.
Core earnings are net of preferred stock dividends declared since they are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.
Net income (loss), net income (loss) available to common stockholders and income from continuing operations, net of tax, available to common stockholders (during periods when the company reports significant discontinued operations) are the most directly comparable U.S. GAAP measures to core earnings. Income from continuing operations, net of tax, available to common stockholders is net income available to common shareholders, excluding the income (loss) from discontinued operations, net of tax. Core earnings should not be considered as a substitute for net income (loss),net income (loss) available to common stockholders or income (loss) from continuing operations, net of tax, available to common stockholders and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, income (loss) from continuing operations, net of tax, available to common stockholders and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended Dec. 31, 2018 and 2017, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Dec. 31, 2018.

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended Dec. 31, 2018 and 2017, is set forth below.

	Three Months Ended
Margin	Dec 31 2018	Dec 31 2017	Change
Net income margin	7.5%	8.4%	(0.9)
Less: Net realized capital gains (losses) excluded from core earnings, after tax	(1.1)%	0.1%	(1.2)
Less: Effect of integration and transaction costs, net of tax, on after tax margin	(0.5)%	(0.9)%	0.4
Less: Impact of lower tax rate on net deferred tax assets from filing of the 2017 tax return and finalization of opening balance sheet for the Aetna acquisition	0.2%	4.0%	(3.8)
Core earnings margin	8.9%	5.2%	3.7

Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss), available to common stockholders per diluted common share and income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share are the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share or income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss) available to common shareholders per diluted common share, income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended Dec. 31, 2018 and 2017 is provided in the table below.

	Three Months Ended
	Dec 31 2018	Dec 31 2017	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Net income (loss) available to common stockholders per share[1,2]	$0.52	$(10.37)	NM
Less: loss from discontinued operations, after tax	—	(8.81)	100%
Income (loss) from continuing operations, net of tax, available to common stockholders	$0.52	$(1.56)	NM
Less: Net realized capital gains (losses), excluded from core earnings, before tax	(0.48)	0.16	NM
Less: Integration and transaction costs associated with an acquired business, before tax	(0.03)	(0.05)	40%
Less: Income tax benefit (expense) on items excluded from core earnings	0.25	(2.29)	NM
Less: Use of weighted average shares in denominator[1]	—	(0.19)	100%
Core earnings per share[1]	$0.78	$0.81	(4)%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares
[2] Calculated based on $190 of net income available to common shareholders for the three month period ended December 31, 2018
Core Earnings Return on Equity: The company provides different measures of the return on stockholders' equity (“ROE”). Net income (loss) available to common stockholders ROE ("net income (loss) ROE) is calculated by dividing (a) net income (loss) available to common stockholders for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return on equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Dec 31 2018	Dec 31 2017
Net income (loss) available to common stockholders ROE	13.7%	(20.6)%
Less: Net realized capital gains (losses) excluded from core earnings, before tax	(0.9)	1.1
Less: Pension settlement, before tax	—	(4.9)
Less: Integration and transaction costs associated with an acquired business, before tax	(0.4)	(0.1)
Less: Income tax benefit (expense) on items not included in core earnings	0.6	(4.4)
Less: Income (loss) from discontinued operations, after tax	2.5	(18.9)
Less: Impact of AOCI, excluded from core earnings ROE	0.3	(0.1)
Core earnings ROE	11.6%	6.7%

Net investment income, excluding limited partnerships and other alternative investments: is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from such invested assets excluding the net investment income related to limited partnerships and other alternative investments. The company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments.

	Three Months Ended
	Dec 31 2018	Dec 31 2017	Dec 31 2018	Dec 31 2017	Dec 31 2018	Dec 31 2017
	Consolidated		P&C		Group Benefits
Total net investment income	$457	$394	$308	$281	$121	$103
Less: Income from limited partnerships and other alternative assets	48	29	37	23	11	6
Net investment income excluding limited partnerships and other alternative investments	$409	$365	$271	$258	$110	$97

Underlying combined ratio: Represents the combined ratio before catastrophes and prior accident year development (PYD) and is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Fourth Quarter 2018 Segment Financial Results Summary."
Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended Dec. 31, 2018 and 2017, is set forth in the Investor Financial

Supplement for quarter ended Dec. 31, 2018, which is available on The Hartford's website, https://ir.thehartford.com.
Underlying underwriting gain (loss): represents underwriting gain (loss) before current accident year catastrophes and PYD. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended Dec. 31, 2018 and 2017, is set forth in the Investor Financial Supplement for quarter ended Dec. 31, 2018, which is available on The Hartford's website, https://ir.thehartford.com.

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; financial risk related to the continued reinvestment of our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the change in or replacement of the London Inter-Bank Offered Rate (LIBOR) on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of storms, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, such as usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets;
Strategic and Operational Risks: the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; failure to complete our proposed acquisition of The Navigators Group, Inc. may cause volatility in our securities; risks associated with acquisitions and divestitures including the challenges of integrating acquired companies or businesses or separating from our divested businesses that may result in our not being able to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; and the company’s ability to protect its intellectual property and defend against claims of infringement;

Regulatory and Legal Risks: the cost and other potential effects of changes in regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.